UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017 (March 30, 2017)

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC	430023
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (011) 86 27 65660703

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Kingold Jewelry Inc. (the “Company”) is filing this first amendment to its current report on Form 8-K initially filed on March 30, 2017 for the sole purpose of clarifying that the Audit Committee and management of the Company discussed the matters disclosed pursuant to Item 4.01(a) below.

Item 2.02 Results of Operations and Financial Condition.

The Company incorporates by reference the disclosure below in Item 4.02(a) and 9.01.

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report

In connection with its review of the consolidated financial statements for the fiscal year ended December 31, 2016, management of the Company determined that the previously issued financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 should be amended to correct errors in those financial statements.

On March 30, 2017, management presented its findings and recommendation to the Audit Committee of the Board of Directors, which approved the recommendation of management to restate the financial statements for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. The decision to restate these financial statements was made after management’s discovery and analysis of several transactions that should have been reflected in such quarters' financial statements. Management discussed these matters with the Audit Committee, which approved the recommendation of management to restate the financial statements. The Audit Committee discussed the issues related to the non-reliance and restatement with the Company’s independent auditor, Friedman LLP. Drafts of the Company’s current report on Form 8-K dated March 30, 2017 and amendment dated April 7, 2017 were provided to such auditor for review prior to filing. These below corrections had no impact on the Company’s financial statements in periods prior to the quarter ended March 31, 2016.

First, several related and third party loans, gold leases and pledges were not properly recorded during the quarters in question. The Company borrowed money to finance its purchase of gold, which gold was then pledged to secure the loans. In some cases, the unrestricted gold available for production was insufficient to provide adequate security for such loans, which in turn required the Company to lease gold from related parties to satisfy its loan conditions and conduct its operations.

Second, because bank loans required the Company to pledge gold in favor of the lenders, such pledged gold should have been reflected as investment in gold (restricted). The Company determined that certain gold reflected as inventory for production in 2016 should instead be reflected as investment in gold (restricted) since the Company had excess gold not to be used for production. The result of this reclassification is to record the value of such gold at the market value of the gold, rather than at the lower of cost or market value, as would be the case for inventory used for production. Because the market value of gold has increased during the affected periods, such reclassification resulted in an unrealized gain and therefore caused an increase in equity.

		Restated		Restated		Restated
	March 31, 2016	March 31, 2016	June 30, 2016	June 30, 2016	September 30, 2016	September 30, 2016

Restricted cash	-	-	46,107,680	233,224,217	111,471,928	295,575,852
Other current assets and prepaid expenses	-	-	4,954,662	5,085,631	4,766,011	5,048,363
Inventories	503,893,855	136,963,786	786,485,088	144,999,808	1,097,089,498	164,560,088
Investment in gold - current	-	63,621,396	-	218,002,680	-	248,359,383

Investment in gold - non-current	-	459,160,847	-	711,321,165	-	1,181,039,779
Restricted cash - non-current	-		-	1,040,130	-	3,296,753

Gold lease payable – related party	-	138,287,308	-	219,495,527	-	438,349,470

Related party loans payable	-		-	150,525,333	-	149,920,542
Third party loans payable	-		-	37,631,334	-	37,480,135

The Company has made a preliminary determination of the results of these adjustments, which are subject to change prior to filing amendments on Form 10-Q for each of the affected quarters.

	For Three Months ended March 31, 2016		For Six Months ended June 30, 2016		For Nine Months ended September 30, 2016
		Restated		Restated		Restated
Interest income			683,423	816,488	1,900,120	2,182,472
Change in unrealized gain related to investment in gold	-	17,564,866	-	68,343,038	-	58,520,282
Foreign currency translation (loss)	-	-	(6,659,687)	(6,661,783)	(7,990,100)	(7,993,962)

As a result of these corrections, management has recommended and the Audit Committee has approved the restatement of its previously issued financial statements through the filing of an amended Form 10-Q for each of the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. These corrections will also be reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”). The Company is working diligently to complete its review of these matters and to quantify the full impact of the necessary adjustments on each of the affected prior periods. Due to the time and effort involved in determining the effect of these adjustments, the Company will file a Form 12b-25 to delay the filing of its 2016 Form 10-K. The Company expects to file the 2016 Form 10-K on or before April 17, 2017.

Item 8.01 Other Events.

On March 29, 2017, the Company published a press release announcing selected financial results for the fourth quarter and year ended December 31, 2016.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated March 29, 2017 announcing selected financial results for the fourth quarter and year ended December 31, 2016 (Previously filed).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

	By:	/s/ Zhihong Jia
	Name: Title:	Zhihong Jia Chief Executive Officer

Date: April 10, 2017